EXECUTION VERSION
                                                                (CONFORMED COPY)



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                -------------------------------------------------


                              INVESTMENT AGREEMENT

                -------------------------------------------------


                                     Between

                                NTL INCORPORATED

                                       and

                              FRANCE TELECOM, S.A.




                               Dated July 26, 1999



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                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...................................................2
1.02.  Other Definitions......................................................10

                                   ARTICLE II

                                SALE AND PURCHASE

2.01.  Sale of the New Securities.............................................12
2.02.  Purchase Price.........................................................12
2.03.  Closing................................................................12
2.04.  Closing Deliveries by the Company......................................13
2.05.  Closing Deliveries by the Purchaser....................................14
2.06.  Acceleration of Closing................................................14

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01.  Organization, Authority and Qualification of the Company and the
Significant Subsidiaries; Significant Subsidiaries............................15
3.02.  Capital Stock of the Company; Ownership of the New Securities..........16
3.03.  No Conflict............................................................17
3.04.  Governmental Consents and Approvals....................................17
3.05.  SEC Filings; Financial Statements......................................17
3.06.  No Undisclosed Liabilities.............................................19
3.07.  Absence of Certain Changes or Events...................................19
3.08.  Litigation.............................................................21
3.09.  Compliance with Laws...................................................22
3.10.  Environmental Matters..................................................22
3.11.  Material Contracts.....................................................23
3.12.  Intellectual Property; Company Systems.................................23
3.13.  Year 2000 Compliance...................................................24
3.14.  Title to Properties; Absence of Encumbrances...........................24
3.15.  Employee Benefit Matters; Labor Matters................................25
3.16.  Insurance..............................................................27
3.17.  Brokers................................................................27
3.18.  Taxes..................................................................28




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Section                                                                     Page

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser............................28
4.02.  No Conflict............................................................29
4.03.  Governmental Consents and Approvals....................................29
4.04.  Investment Purpose.....................................................29
4.05.  Status of New Securities; Limitations on Transfer and
       Other Restrictions.....................................................29
4.06.  Fees and Expenses......................................................30

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Conduct of Business by the Company Pending the Closing.................30
5.02.  Access to Information; Confidentiality.................................31
5.03.  Public Announcements...................................................32
5.04.  Company's Action.......................................................33
5.05.  Tax Matters............................................................34
5.06.  No Solicitation of Transactions........................................35
5.07.  Use of Proceeds........................................................35
5.08.  Certain Costs and Expenses.............................................35
5.09.  Standstill; Restrictions on Transfer...................................35
5.10.  Right to Purchase Equity Securities....................................37
5.11.  Level of Ownership at the Time of Delivery.............................38
5.12.  Corporate Governance; Issuance of Senior Preferred Stock;
       Strategic Transactions.................................................38
5.13.  Other Registration Rights..............................................41
5.14.  Takeover Statutes......................................................41
5.15.  Securities.............................................................41
5.16.  Further Action; Consents; Filings......................................41
5.17.  Strategic Committee....................................................42
5.18.  Employment by the Company of the Purchaser's Employees.................42
5.19.  Transaction Agreement..................................................42
5.20.  CWC....................................................................42

                                   ARTICLE VI

                                   CONDITIONS

6.01.  Conditions to Purchaser's Obligations..................................42
6.02.  Provision of Certificate Relating to Satisfaction or Waiver of
       Conditions.............................................................45

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                                   ARTICLE VII

                                 INDEMNIFICATION

7.01.  Survival of Representations and Warranties.............................45
7.02.  Indemnification........................................................45
7.03.  Limits on Indemnification..............................................47
7.04.  Indemnification for ConsumerCo's Liabilities...........................47

                                  ARTICLE VIII

                                   TERMINATION

8.01.  Termination............................................................48
8.02.  Effect of Termination..................................................49

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.01.  Waiver.................................................................49
9.02.  Expenses...............................................................50
9.03.  Notices................................................................50
9.04.  Headings...............................................................51
9.05.  Severability...........................................................51
9.06.  Entire Agreement.......................................................51
9.07.  Assignment.............................................................51
9.08.  Holding Company........................................................52
9.09.  No Third Party Beneficiaries...........................................52
9.10.  Amendment..............................................................52
9.11.  Governing Law..........................................................52
9.12.  Counterparts...........................................................52
9.13.  Specific Performance...................................................53
9.14.  Terms Generally........................................................53
9.15.  References to the Company..............................................53


                            ATTACHMENTS AND EXHIBITS

Attachment I       Certificate of Designation of 5% Cumulative Participating
                   Convertible Preferred Stock, Series B
Exhibit A          Pro Forma Capitalization
Exhibit B          Principal Terms of the Registration Rights Agreement
Exhibit C          Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom
                   LLP

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                               DISCLOSURE SCHEDULE

         INVESTMENT AGREEMENT, dated July 26, 1999, between NTL INCORPORATED, a Delaware corporation (the "Company") and FRANCE TELECOM, S.A., a company organized under the laws of France (the "Purchaser").


                              W I T N E S S E T H:

         WHEREAS, the Company is a party to the Transaction Agreement, dated the date hereof, among the Company, Bell Atlantic Corporation, Cable & Wireless plc ("C&W") and Cable & Wireless Communications plc ("CWC") (the "Transaction Agreement") providing, among other things, for a series of transactions which will result in the Company acquiring 100% of the capital stock of ConsumerCo (as defined in the Transaction Agreement) (the "Strategic Acquisition");

         WHEREAS, for purposes of raising a portion of the financing (the "Funds") for the Strategic Acquisition, including refinancing of any assumed indebtedness, the Company wishes to issue and sell to the Purchaser certain equity securities of the Company;

         WHEREAS, for purposes of raising the initial portion of the Funds, the Company and the Purchaser entered into the Purchase Agreement, dated July 15, 1999 (the "Purchase Agreement"), pursuant to which the Company agreed to issue and sell to the Purchaser and the Purchaser agreed to purchase from the Company, subject to the terms and conditions contained in the Purchase Agreement, the Securities (as defined in the Purchase Agreement);

         WHEREAS, for purposes of providing for availability of the remainder of the Funds at the time the Strategic Acquisition is consummated, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, subject to the terms and conditions contained herein, an aggregate of 27,027,027 shares (the "Common Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock") and 2,000,000 shares (the "Preferred Shares") of the Company's 5.0% Cumulative Participating Convertible Preferred Stock, Series B, having an aggregate stated value of $2,000,000,000 (the "Preferred Stock"), and having the designations, rights and preferences set forth in the Certificate of Designation (as defined below), upon the terms and subject to the conditions set forth herein. All shares of Common Stock and Preferred Stock purchased pursuant to this Agreement are collectively referred to as the "New Securities"; and

         WHEREAS, upon consummation of the Strategic Acquisition, the Company will continue to pursue a growth strategy as the leading integrated wireline, Internet and cable operator in the United Kingdom;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Agreement" or "this Agreement" means this Investment Agreement, dated July 26, 1999, between the Company and the Purchaser (including the Attachments and the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.10.

         "Alliance" means any joint venture, co-ownership or co-operation agreement or similar relationship with any telecommunications operator.

         "beneficial owner" (including the terms "beneficially own" or "beneficial ownership") has the meaning given to such terms in Rule 13d-3 of the Exchange Act.

         "Benefit Plan" means each of the Company's and Significant Subsidiaries' plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of
Section 3(37) of 4001(a)(3) of ERISA.

         "Board" means the board of directors of the Company.

         "Business Combination Statute" means Section 203 of the Delaware General Corporation Law or any other Law prohibiting, restricting, or imposing conditions with respect to, business combinations or limiting voting powers or other rights, or imposing any obligations, on any party to a business combination.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or Paris.

         "By-laws" means the by-laws of the Company as amended as of the date hereof and as may be amended from time to time, provided that such amendment does not adversely affect the rights of the Purchaser under this Agreement, the Purchase Agreement, the Certificate of Designation or the Series A Certificate of Designation.

         "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

         "Certificate of Designation" means the Certificate of Designation of the Company's 5% Cumulative Participating Convertible Preferred Stock, Series B, to be filed with the Secretary of State of the State of Delaware, in the form of Attachment I attached hereto, setting forth the designations, rights and preferences of the Preferred Stock.

         "Certificate of Incorporation" means the restated certificate of incorporation of the Company, as amended through the date of this Agreement and as may be amended from time to time, provided that such amendment does not adversely affect the rights of the Purchaser under this Agreement, the Purchase Agreement, the Certificate of Designation or the Series A Certificate of Designation.

         "Code" means the Internal Revenue Code of 1986, as amended through the date of this Agreement.

         "Company Subsidiary" or "Company Subsidiaries" means any Subsidiary or all of the Subsidiaries of the Company, respectively.

         "Company Systems" means all computers, hardware, software, systems, facilities and equipment (including, without limitation, cable, wireline, wireless, microwave, satellite and any other telecommunications equipment and facilities, and embedded microcontrollers in noncomputer equipment) owned, leased or licensed by the Company or any Significant Subsidiary and material to, or necessary for, the Company or any Significant Subsidiary to carry on its business as currently conducted or intended to be conducted.

         "Completion" has the meaning given to such term in the Transaction Agreement.

         "Completion Date" has the meaning given to such term in the Transaction Agreement.

         "Conflicting Investment" means any investment of funds or assets of the Company or any Company Subsidiary directly or indirectly in any French Operator or in any joint venture entity which is partly owned by any French Operator (the joint venture entity being known as the "Entity"), in connection with operations in France of such French Operator or Entity other than any purchase (either in a stock or asset purchase transaction) for cash by the Company and/or any Company Subsidiary of not less than 51% (based on the fair market value and voting power) of any company or business from any French Operator or the investment of funds or assets in any



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                                        4

Entity in which the Company and/or any Company Subsidiary will, following such investment, own at least 51% (based on fair market value and voting power) of such Entity.

         "ConsumerCo Companies" means the companies listed in Schedule 5 of the Transaction Agreement.

         "ConsumerCo Material Adverse Effect" means (i) any circumstance, development, change in, or effect on the ConsumerCo Companies or their businesses that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on any one or more of the ConsumerCo Companies or their businesses is, or is reasonably expected to be, materially adverse to the business of the ConsumerCo Companies, taken as a whole, or the financial condition, results of operations, assets or properties of the ConsumerCo Companies, taken as a whole, and (ii) any material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, management, financial positions, shareholders' equity or results of operations of the ConsumerCo Companies, taken as a whole; provided, however, that any change or development resulting from: (i) general economic conditions in the countries in which the ConsumerCo Companies operate; (ii) changes generally affecting the industry in which the ConsumerCo Companies operate; or (iii) any change in law and regulations (other than laws and regulations related to Taxes) applicable to the business of the ConsumerCo Companies, shall not be deemed a ConsumerCo Material Adverse Effect.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Conversion Shares" means new shares of Common Stock issued or issuable upon conversion, redemption of, or as a dividend with respect to, the shares of Preferred Stock.

         "Convertible Debentures" means the 7% Convertible Subordinated Notes due 2008 of NTL Communications Corp., a Delaware corporation.

         "Core Business Assets" means assets that are used in a business that operates directly or indirectly, or holds a license to operate (i) a cable system or service, (ii) a fixed-line telephone or telecommunications system or service or (iii) a broadcasting transmission system or service.

         "Diluted Shares" means, as of any applicable time, shares of Common Stock issued and outstanding as of such time plus shares of Common Stock issuable upon conversion, redemption, exchange, exercise of, or as a dividend declared as of the time of measurement with respect to, any shares of preferred stock, options, warrants, debentures and other securities or any subscription rights.

         "Director" means a member of the Board.

         "Disclosure Schedule" means the Disclosure Schedule delivered in connection with this Agreement dated as of the date hereof and incorporated herein by reference.

         "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company or any ERISA Affiliate and any Employee pursuant to which the Company has or may have any material liability contingent or otherwise.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, but excluding Permitted Encumbrances.

         "Environmental Law" means any Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

         "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

         "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each business or entity which is or was a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with the Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         "Existing Agreements" means the following registration rights agreements: the Registration Rights Agreement, dated March 5, 1999, between the Company and stockholders of Diamond Cable Communications Plc, the Registration Rights Agreement, dated January 28, 1999, between the Company and Microsoft Corporation, the Registration Rights Agreement, dated October 29, 1998, between the Company and Comcast Corporation and Warburg Pincus



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                                        6

and the Registration Rights Agreement, dated September 22, 1998, between the Company and Vision Networks B.V., copies of which have been made available to the Purchaser.

         "French Operator" means any significant provider of telecommunications services in France (or that provider's Affiliates) or any Person whose primary line of business in France is to provide telecommunications services (or such Person's Affiliates) other than the Company or its Affiliates.

         "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

         "Governmental Authority" means any United States or foreign federal, state, provincial, local, supranational government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) obligations as lessee under leases which have been or should have been, in accordance with GAAP, recorded as capital leases, (d) obligations under direct or indirect guarantees in respect of Liabilities of others, including indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such indebtedness is assumed by such Person, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

         "Indentures" means the indentures of the Company or a Company Subsidiary listed in Section 1.01 of the Disclosure Schedule.

         "knowledge of the Company" means, with respect to any matter in question, the actual knowledge, after due inquiry, of J. Barclay Knapp, Richard Lubasch, John Gregg, Bret Richter, Leigh Wood, Gregg Gorelick and Robert Mackenzie.

         "Law" means any supranational, United States or foreign federal, national, state, regional or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Material Adverse Effect" means (i) any circumstance, development, change in, or effect on the Company, any Company Subsidiary or their businesses that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, the Company, any Company Subsidiary or their businesses is, or is reasonably expected to be, materially adverse to the business of the Company and the Company Subsidiaries, taken as a whole, or the financial condition, results of operations, assets or properties of the Company and the Company Subsidiaries, taken as a whole, and (ii) any material adverse change or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any change or development resulting from (i) the Strategic Acquisition; (ii) general economic conditions in the countries in which the Company and the Significant Subsidiaries operate; (iii) changes generally affecting the industry in which the Company and the Significant Subsidiaries operate; or (iv) any change in laws and regulations (other than laws and regulations related to Taxes) applicable to the business of the Company and Significant Subsidiaries, shall not be deemed a Material Adverse Effect.

         "Nasdaq" means the Nasdaq Stock Market, Inc., the electronic securities market regulated by the National Association of Securities Dealers, Inc.

         "Nasdaq National Market" has the meaning set forth in Rule 4200(a)(23) of the rules of the National Association of Securities Dealers, Inc.

         "New Crown Shares" has the meaning given to such term in the Transaction Agreement.

         "Paying Agent" means the bank or the financial institution to be mutually agreed upon by the Company and the Purchaser to make payments of the consideration to the holders of the New Crown Shares under the Transaction Agreement.

         "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or is reasonably expected to commence: (a) liens for taxes, assessments and governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations or other obligations of a like nature incurred in the ordinary course of business; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes; (e) Encumbrances permitted under any of the Indentures; (f) purchase money security interests in supplier equipment; (g) precautionary liens filed by lessors with respect to leased equipment; and (h) any single or series of related Encumbrances which are not in excess of $2,500,000 and do not materially impair the value or use of the property subject thereto or the operation of the Company's business as currently conducted.

         "Person" shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity, a "group" of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a government or political subdivision thereof.

         "Posting Date" has the meaning given to such term in the Transaction Agreement.

         "Purchaser Directors" means Directors elected by the Purchaser as a holder of Preferred Stock in accordance with the Certificate of Designation or otherwise nominated in accordance with this Agreement.

         "Purchaser Law and Decrees" means (a) Act No. 83-675 of July 23, 1983 concerning the democratization of the public sector, (b) Act No. 90-568 of July 2, 1990 concerning the organization of the Post Office and Telecommunications public service as amended by Act No. 96-660 of July 26, 1996 concerning the national undertaking of France Telecom, S.A. and (c) Decree No. 96-1174 of December 27, 1996 approving the constitution of France Telecom, S.A., including miscellaneous provisions concerning the operation of France Telecom, S.A.

         "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the United States Securities Act of 1933, as amended.




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                                        9

         "Senior Preferred Stock" means (i) the Company's 13% Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share; and (ii) 5.25% Convertible Preferred Stock.

         "Series A Certificate of Designation" means the Certificate of Designation for the Series A Preferred Stock to be filed with the Secretary of State of the State of Delaware in accordance with the Purchase Agreement.

         "Series A Preferred Stock" means the 5% Cumulative Participating Convertible Preferred Stock, Series A of the Company to be issued pursuant to the Purchase Agreement.

         "Significant Subsidiary" shall have the meaning given to such term in Regulation S- X under the Exchange Act.

         "Subsidiaries" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, whether disputed or not, imposed by any Governmental Authority or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

         "Tax Claim" means any claim arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement relating to Taxes.

         "Tax Return" means any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

         "U.K. Competition Law" means the Competition Act of 1998 of the United Kingdom and all competition or antitrust Laws applicable to the business of the Company or



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                                       10

Company Subsidiaries, whether of the United Kingdom, European Union or any other jurisdiction.

         "U.K. Takeover Code" means The City Code on Takeovers and Mergers.

         "Unconditional Time" means the time when the transactions contemplated by the Transaction Agreement become unconditional in accordance with the terms thereof and all conditions of the parties to the Transaction Agreement contained therein are deemed waived.

         "Vendors" means any and all vendors who are unaffiliated with the Company who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Company or any Company Subsidiary.

         "Year 2000 Compliant" means that the Company Systems provide uninterrupted millennium functionality in that (i) the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality and accuracy as the Company Systems record, store, process and present calendar dates falling on or before December 31, 1999; (ii) the Company Systems operate accurately in all material respects, to the extent necessary in connection with the conduct of the business of the Company as currently conducted, with other software and hardware that use standard date format (four digits) for representation of the year; and
(iii) the occurrence of the calendar year 2000 will not materially adversely affect the Company Systems.

         SECTION 1.02. Other Definitions. Terms defined in the Transaction Agreement and not otherwise defined in this Agreement have the meanings given to them in the Transaction Agreement. The meanings of the following terms can be found in the Sections of this Agreement indicated below:

               Term                                         Section
               ----                                         -------

               Accelerated Closing..........................2.06
               Accelerated Time of Delivery.................2.06
               Assignee.....................................5.05(c)
               Audited Financial Statements.................3.05(b)
               Additional Issuer Information................5.02(b)
               Bankruptcy Proceeding........................3.07(b)
               Blackout Period..............................5.01(d)
               C&W..........................................Recitals
               Closing......................................2.03
               Common Shares................................Recitals
               Common Stock.................................Recitals
               Company......................................Preamble
               Company Balance Sheet........................3.05(b)
               Company Loss.................................7.02(b)

               Company Permits..............................3.09(b)
               Confidentiality Agreement....................5.02(f)
               ConsumerCo...................................Recitals
               CWC..........................................Recitals
               Designated Bank Account......................2.03
               Employee.....................................3.15(d)
               Equity Securities............................5.10
               Exchange Act Reports.........................3.05(a)
               Expected Date................................2.03
               First Stockholder Meeting....................2.06
               Funds........................................Recitals
               HoldCo.......................................9.08
               Improvements.................................3.14(d)
               Indemnified Party............................7.02(c)
               Indemnifying Party...........................7.02(c)
               Intellectual Property........................3.12(a)
               Interim Financial Statements.................3.05(b)
               IRS..........................................3.15(b)
               Lease........................................3.14(c)
               Leased Real Property.........................3.14(a)
               Loss.........................................7.02(b)
               Market Value.................................5.12(e)
               Material Contracts...........................3.11(a)
               Morgan Stanley...............................3.17
               New Securities...............................Recitals
               NTL Communications...........................3.05
               Owned Real Property..........................3.14(a)
               Preferred Shares.............................Recitals
               Preferred Stock..............................Recitals
               Pro Forma Capitalization Table...............3.02(a)
               Pro Forma Financial Statements...............3.05(b)
               Pro Forma Rating.............................5.12(f)
               Proxy Statement..............................5.04(a)
               Purchase Agreement...........................Recitals
               Purchase Price...............................2.02
               Purchaser....................................Preamble
               Purchaser Loss...............................7.02(a)
               Qualified Holding Condition..................5.02(d)
               Real Property................................3.14(a)
               Relevant Time................................6.01
               Registration Rights Agreement................4.05
               Representatives..............................5.02(a)
               Rights Agreement.............................5.04(d)
               Salomon Brothers.............................4.06

               Second Stockholders Meeting..................2.06
               Securities...................................Recitals
               Securities Act...............................3.05(a)
               Strategic Acquisition........................Recitals
               Third Party Claims...........................7.02(c)
               Third-Party Offer............................5.09(b)
               Time of Delivery.............................2.03
               Transaction Agreement........................Recitals


                                   ARTICLE II

                                SALE AND PURCHASE

         SECTION 2.01. Sale of the New Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall duly issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the New Securities.

         SECTION 2.02. Purchase Price. The purchase price to be paid by the Purchaser to the Company for the Common Shares shall be $2,500,000,000 and the purchase price to be paid by the Purchaser for the Preferred Shares shall be $2,000,000,000 (the aggregate purchase price payable hereunder for the Common Shares and the Preferred Shares shall be the "Purchase Price"). The parties will consult with each other regarding the advisability of providing that the Purchase Price will be payable in Sterling and the equal sharing of any currency exchange risk in connection therewith using mutually agreed upon hedging strategy. The parties will use their reasonable best efforts to reach a conclusion on the matter by August 15, 1999.

         SECTION 2.03. Closing. The New Securities to be purchased by the Purchaser will be represented by one or more stock certificates evidencing the Common Shares and one or more certificates evidencing the Preferred Shares. The Company will deliver the certificates evidencing the Preferred Shares and the Common Shares to the Purchaser against payment of the Purchase Price as hereinafter provided. The delivery of and payment for the New Securities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Travers Smith Braithwaite at 10:00 a.m. (London time) on the Completion Date.

         The time and date upon which the Closing occurs is referred to herein as the "Time of Delivery". The Company shall notify the Purchaser, at least 10 Business Days prior to the date on which the New Crown Call Option (as defined in the Transaction Agreement) is expected to be exercised, of (i) the date on which such option is expected to be exercised (such date or such later date as the Company may indicate by a written notice to the Purchaser after the initial notice was given, being the "Expected Date"); and (ii) the bank account (including the sort code and address) established with the Paying Agent (the "Designated Bank Account") into which the Purchaser shall transfer the Purchase Price. The Purchaser shall transfer to the

Designated Bank Account the Purchase Price in US Dollars by wire transfer in immediately available funds on the Business Day immediately preceding the Expected Date.

         The Purchaser shall instruct the Paying Agent to hold the Purchase Price (and any interest accrued thereon) for the account and for the benefit of the Purchaser on interest-bearing overnight deposit until the date on which the New CWC Put Option or the New CWC Call Option is exercised (the "Option Exercise Date"), at which time the Purchaser shall instruct the Paying Agent to apply such amount of the Purchase Price as the Company shall specify in writing to the Paying Agent in satisfaction of the consideration payable at Completion by the Company to the shareholders in New CWC pursuant to the Transaction Agreement or the New CWC Tag-Along Rights in respect of their shares in New CWC but otherwise to continue to hold the Purchase Price for the account and for the benefit of the Purchaser. If Completion shall not have taken place within three Business Days after the Option Exercise Date, the Purchaser shall be entitled to withdraw its instruction to the Paying Agent; provided however, that if Completion did not occur because of the failure of any Closing Condition, the Purchaser will upon three Business Days' notice be required to redeposit the Purchase Price with the Paying Agent for disbursement as provided above.

         SECTION 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

         (a) newly issued certificates for each of the Common Shares and the Preferred Shares, issued to and registered in the name of the Purchaser and evidencing the Common Shares and Preferred Shares being purchased hereunder;

         (b) a receipt for the Purchase Price;

         (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board evidencing (i) its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the issuance of the Securities, (ii) the amendment of the Rights Agreement as required by this Agreement, and (iii) the amendment of the By-laws as required by this Agreement;

         (d) a legal opinion, addressed to the Purchaser and dated the Time of Delivery from Skadden, Arps, Slate, Meagher & Flom LLP, substantially in the form of Exhibit C;

         (e) a copy of (i) the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five Business Days prior to the Time of Delivery and accompanied by a certificate of the Secretary or Assistant Secretary or other authorized officer of the Company, dated as of the Time of Delivery, stating that no amendments, other than the filing of the Certificate of Designation, have been made to such Certificate of Incorporation since such date, and (ii) the By-laws, certified by the Secretary or Assistant Secretary of the Company;

         (f) a good standing certificate for the Company from the Secretary of State of the State of Delaware dated as of a date not earlier than five Business Days prior to the Time of Delivery; and

         (g) on Completion (or at such later time when the consideration payable to the holders of the New Crown Shares (or, if earlier, C&W) under the Transaction Agreement is to be paid), joint instructions to the Receiving Agent referred to in Section 2.03.

         SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company the items specified below:

         (a) a receipt acknowledging delivery by the Company of the stock certificates specified in Section 2.04(a); and

         (b) on Completion (or at such later time when the consideration payable to the holders of the New Crown Shares (or, if earlier, C&W) under the Transaction Agreement is to be paid), joint instructions to the Receiving Agent referred to in Section 2.03.

         SECTION 2.06. Acceleration of Closing. (a) Notwithstanding any other provision of this Agreement, the Purchaser shall have the right to accelerate the issuance, sale and purchase of the New Securities by giving written notice (an "Acceleration Notice") to the Company of its election to exercise such right.

         (b) An Acceleration Notice shall specify the date on which the closing (the "Accelerated Closing") of the purchase and sale of the New Securities is to occur (the "Accelerated Time of Delivery"), which date shall be at least five Business Days after the date of such notice.

         (c) At least three Business Days before the Accelerated Time of Delivery, the Company shall give written notice to the Purchaser of the bank account (including the sort code and address) into which the Purchaser shall transfer the Purchase Price at the Accelerated Closing.

         (d) The Accelerated Closing shall occur at 10:00 a.m., London time, at the offices of Travers Smith Braithwaite at the Accelerated Time of Delivery (or such later time as the parties agree in writing). At the Accelerated Closing, the Company shall deliver certificates, evidencing the Common Stock and the Preferred Stock comprising the New Securities, registered in the name of the Purchaser against payment of the Purchase Price.

         (e) The Purchaser's obligation to purchase the New Securities at the Accelerated Time of Delivery shall be subject to the following conditions being satisfied (or waived by the Purchaser):

         (i) the conditions in Sections 6.01(a), (b), (c), (d), (e) and (g) shall have been satisfied as if the Accelerated Time of Delivery was the Posting Date; and

         (ii) receipt by the Purchaser of the certificates and opinions set forth in Sections 2.04(c), (d), (e) and (f) as if the references in those sections to the Time of Delivery were to the Accelerated Time of Delivery.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

         SECTION 3.01. Organization, Authority and Qualification of the Company and the Significant Subsidiaries; Significant Subsidiaries. (a) The Company and each Significant Subsidiary is a corporation duly incorporated, validly existing and in good standing (in jurisdictions recognizing the concept) under the laws of the jurisdiction of its incorporation, and the Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Company and each Significant Subsidiary is duly qualified to do business (and is in good standing in each jurisdiction that recognizes the concept) in which (x) it owns or leases properties or conducts any business or (y) such qualification is necessary, except where the failure to be so qualified or in good standing (with respect to jurisdictions recognizing the concept) in any such jurisdiction does not or would not subject the Company or the Significant Subsidiary, as the case may be, to any material liability or disability. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company (other than, with respect to the approval of this Agreement and the transactions contemplated hereby, by the requisite action of the holders of voting securities of the Company in accordance with Delaware General Corporation Law and the Certificate of Incorporation and By-laws, which approval shall be obtained prior to the Posting Date). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to
(i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law now or hereafter in effect relating to creditors' rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (B) rights to indemnification and contribution may be limited by public policy. Neither the Company nor any Significant Subsidiary is in violation of any of the provisions of their respective articles of incorporation, by-laws or equivalent organizational documents in any material respect.

         (b) Section 3.01(b) of the Disclosure Schedule sets forth a complete and accurate list of each Company Subsidiary, together with its jurisdiction of incorporation or organization. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, each such Company Subsidiary is directly or indirectly wholly owned by the Company.

         SECTION 3.02. Capital Stock of the Company; Ownership of the New Securities. (a) As of the date hereof, the authorized capital stock of the Company consists of (x) 400,000,000 shares of Common Stock, of which (i) 81,470,850 shares are outstanding, (ii) 2,702,703 shares of Common Stock are reserved for issuance pursuant to the Purchase Agreement and 6,000,000 shares of Common Stock are reserved as of the date of closing of the Purchase Agreement for issuance on conversion of the Series A Preferred Stock, (iii) 27,027,027 shares are reserved as the Common Shares for issuance at Closing and 16,000,000 shares are reserved as of the date of Closing for issuance as the Conversion Shares, (iv) 54,400,000 shares are reserved for issuance pursuant to the Transaction Agreement, (v) 7,318,768 shares are reserved for issuance upon conversion of the Senior Preferred Stock, (vi) 9,795,918 shares are reserved for issuance upon conversion of the Convertible Debentures, and (vii) 21,093,980 shares are reserved for issuance upon the exercise of stock options and warrants in the amounts and at the exercise prices disclosed in Section 3.02(a)(vii) of the Disclosure Schedule, except for options to be issued pursuant to the Transaction Agreement; and (y) 10,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 750,000 shares will be designated the Series A Preferred Stock and 2,000,000 will be designated as Preferred Stock and will be sold to the Purchaser pursuant to this Agreement and (ii) an aggregate of 822,063 shares have been designated as various series or classes of Senior Preferred Stock, of which an aggregate of 822,063 shares are issued and outstanding. All of the outstanding shares of the Company's capital stock are duly and validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights. As of the date hereof, except as described above or as disclosed in Section 3.02(a) of the Disclosure Schedule, there are no options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. Except as disclosed in Section 3.02(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person other than a Company Subsidiary. The New Securities and the Conversion Shares have been duly and validly authorized by the Company and, upon consummation of the Closing or the Accelerated Closing, as the case may be, as contemplated hereby, the New Securities purchased by the Purchaser will be duly and validly issued, fully paid and nonassessable, and the issuance of the New Securities is not subject to preemptive or other similar rights. The Conversion Shares, if and when issued, will be duly and validly issued, fully paid and nonassessable. Exhibit A hereto contains a true and complete copy of the pro forma capitalization table as of the date hereof (the "Pro Forma Capitalization Table") of the Company and the Company Subsidiaries, giving effect to consummation of the transactions contemplated by the Transaction Agreement, this Agreement and the Purchase Agreement. The Pro Forma Capitalization Table has been prepared by senior management of the Company based on the reasonable assumptions and best currently available information, estimates and judgment of the Company's senior management.

         (b) Except as disclosed in Section 3.02(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of each Significant Subsidiary that is a corporation are duly and validly issued, fully paid and nonassessable. Except for directors' qualifying shares, all of the outstanding shares of capital stock of, or other ownership interest in, each Significant Subsidiary are owned, directly or indirectly, by the Company free and clear of any Encumbrances. No Significant Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Significant Subsidiary to issue, transfer or sell any securities of any Significant Subsidiary.

         SECTION 3.03. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04, and except as may arise from facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of the Company or any Significant Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company, any Significant Subsidiary or any of their respective assets, properties or businesses, except for such conflicts or violations that, individually or in the aggregate, would not result in a Material Adverse Effect, or (c) except as disclosed in Section 3.03(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Significant Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which the Company or any Significant Subsidiary is a party or by which any of its assets or properties is bound or affected, except for such conflicts, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect.

         SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (i) for the applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws,
(ii) the notification requirements of the HSR Act, (iii) the listing of the Common Shares and the Conversion Shares on the Nasdaq National Market, (iv) the filing of the Certificate of

Designation with the Secretary of State of the State of Delaware, and (v) such actions and measures that are required to satisfy the conditions set forth in
Section 6.01(c).

         SECTION 3.05. SEC Filings; Financial Statements. (a) The Annual Report on Form 10-K of NTL Communications Corp., formerly known as NTL Incorporated or International CableTel Incorporated ("NTL Communications"), for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 have been made available to the Purchaser in connection with the offering of the New Securities. All documents of NTL Communications filed with the SEC prior to the formation of the Company and documents of the Company filed with the SEC pursuant to the Exchange Act are referred to herein as the "Exchange Act Reports". The Exchange Act Reports, when they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. The Exchange Act Reports did not, as of their respective dates, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed all reports and registration statements and made all filings required to be made with the SEC under the Exchange Act, the Securities Act, or the applicable rules and regulations of the SEC thereunder.

         (b) The audited consolidated balance sheets of NTL Communications and its subsidiaries for the fiscal years ended as of December 31, 1996, December 31, 1997, and December 31, 1998, and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flow of NTL Communications and its subsidiaries together with all related notes and schedules thereto (the "Audited Financial Statements"), the unaudited consolidated balance sheet of NTL Communications and its subsidiaries as of March 31, 1999, and the related unaudited consolidated statements of income, retained earnings, stockholders' equity and cash flow of NTL Communications and its subsidiaries together with all related notes and schedules thereto (the "Interim Financial Statements"), all of which Audited Financial Statements and Interim Financial Statements are contained in the respective Exchange Act Reports, (i) were prepared in accordance with the books of account and other financial records of NTL Communications and its subsidiaries, (ii) present fairly the consolidated financial condition and results of operations of NTL Communications and its subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of NTL Communications and (iv) in case of the Interim Financial Statements, include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition and the results of the operations of NTL Communications as of the dates thereof or for the periods covered thereby. The balance sheet of NTL Communications contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 is hereinafter referred to as the "Company Balance Sheet". The unaudited pro forma condensed consolidated statement of operations of NTL Communications together with all related notes and schedules thereto (the "Pro Forma Financial Statements") included in the Company's and NTL Communications Corp.'s registration statement on Form S-3, S-2 (File No. 333-81397, 81395) present fairly the information shown therein, have been prepared in accordance with the SEC rules, regulations and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used and adjustments made in the preparation thereof are reasonable, and the adjustments made in preparation thereof give effect to the transactions and circumstances referred to therein.

         (c) The Company has heretofore furnished to the Purchaser a complete and correct copy of any material amendment or modification, that has not yet been filed with the SEC, to agreements, documents or other instruments that previously had been filed by the Company with the SEC (except as may be required with respect to the transactions contemplated hereby), pursuant to the Securities Act or the Exchange Act.

         SECTION 3.06. No Undisclosed Liabilities. Except as set forth in
Section 3.06 of the Disclosure Schedule and except as set forth in the financial statements of the Company included in the Exchange Act Reports filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business (including liabilities and obligations incurred in the ordinary course of business by businesses or companies acquired by the Company since the date of the Company Balance Sheet and prior to the date hereof) since the date of the most recent consolidated balance sheet included in the Exchange Act Reports filed and publicly available prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto; provided, however, that there are no undisclosed liabilities which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, whether or not arising in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Exchange Act Reports filed and publicly available prior to the date of this Agreement. Section 1.01 of the Disclosure Schedule contains a true and complete list of all Indentures to which the Company or any Company Subsidiary is a party and which have not been filed with any Exchange Act Report or registration statements filed with the SEC under the Securities Act.

         SECTION 3.07. Absence of Certain Changes or Events. (a) Except as disclosed in Section 3.07 of the Disclosure Schedule, since the date of the Company Balance Sheet, except as contemplated by this Agreement, the Purchase Agreement or the Transaction Agreement, or disclosed in any Exchange Act Report filed after the date of the Company Balance Sheet and prior to the date hereof, the Company has conducted its business only in the ordinary course and in a manner consistent with past practices and there has not been any

         (i)  Material Adverse Effect;

         (ii) material change by the Company in its accounting methods, principles or policies, except as may be required by GAAP;

         (iii) material change in the capital stock of the Company or any Company Subsidiary;

         (iv) material revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing-off of notes or accounts receivable), other than in the ordinary course of business consistent with past practices;

         (v) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any optional redemption, purchase or other acquisition of any of its securities;

         (vi) increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit-sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers or key employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices;

         (vii) amendment of any term of any outstanding security of the Company or any Company Subsidiary that would materially increase the obligations of the Company or such Company Subsidiary under such security;

         (viii) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Company Subsidiary, except for such damage, destruction or loss that, individually or in the aggregate, has not resulted, or would not reasonably be expected to result, in a Material Adverse Effect;

         (ix) incurrence, assumption or guarantee by the Company or any Company Subsidiary of any Indebtedness other than in the ordinary course of business and consistent with past practices;

         (x) making of any loan, advance or capital contribution to or investment in any Person by the Company or any Company Subsidiary other than
    (A) loans, advances or capital contributions to or investments in any wholly owned Company Subsidiary, (B) loans or advances to the Company by any Company Subsidiary or (C) loans or advances to employees of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practices;

         (xi) (A) transactions, commitments, contracts or agreements entered into by the Company or any Company Subsidiary relating to any material disposition of any assets or business or (B) modification, amendment, assignment, termination or relinquishment by the Company or any Company Subsidiary of any contract, license or other right that would be reasonably likely to have a Material Adverse Effect, other than, in either case, transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

         (xii) amendment, alteration or repeal (by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation or the By-laws, that would adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Purchaser as the holder of the Preferred Stock at the Time of Delivery or the rights of the Purchaser under this Agreement, other than the amendments to the Certificate of Incorporation by filing of one or more certificates of designation in connection with the issuance of Senior Preferred Stock as a payment of dividends to holders thereof in accordance with the terms thereof;

         (xiii) creation of any new class of capital stock that would have a preference with respect to dividends and/or liquidation over or on parity with the Preferred Stock;

         (xiv) reclassification of any of the Company's capital stock into shares that would have a preference over or on parity with the Preferred Stock;

         (xv) sale of (or an agreement to sell) Core Business Assets of the Company or the Company Subsidiaries, or any merger, consolidation or combination of the Company or any Company Subsidiary with another entity;

         (xvi) increase in the authorized number of shares of Common Stock or shares of preferred stock of the Company;

         (xvii) increase in the authorized number of shares of or issuance of any additional Senior Preferred Stock other than the issuance of Senior Preferred Stock as a dividend to holders thereof in accordance with the terms thereof;

         (xviii) initiation of a voluntary liquidation, dissolution or winding up of the Company or of any Significant Subsidiary;

         (xix) commencement of any tender or exchange offer involving the Company's equity securities or any security convertible into, exchangeable for, or otherwise giving the holder thereof the right to obtain, equity securities of the Company;

         (xx) any material acquisitions, other than the Strategic Acquisition, or an agreement to consummate any material acquisition, other than the Transaction Agreement; or

         (xxi) any material amendments to any Material Contracts.

         (b) Neither the Company nor any Company Subsidiary has made a general assignment for the benefit of creditors, and no proceeding (a "Bankruptcy Proceeding") has been instituted by or against the Company or any Company Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

         SECTION 3.08. Litigation. There are no Actions by or against the Company or any Company Subsidiary or affecting any of the assets of the Company or any of the Significant Subsidiaries, pending before any Governmental Authority or, to the knowledge of the Company, threatened or contemplated to be brought by or before any Governmental Authority which has, has had or is reasonably expected to have a Material Adverse Effect. None of the Company, the Company Subsidiaries or any of the assets of the Company or the Company Subsidiaries is subject to any Governmental Order (or, to the knowledge of the Company, are there any such Governmental Orders threatened or contemplated to be imposed by any Governmental Authority) which has, has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.09. Compliance with Laws. (a) Except as disclosed in Section 3.09(a) of the Disclosure Schedule or as disclosed in any Exchange Act Report, neither the Company nor any Company Subsidiary is in default or violation of any Law (including, without limitation, the U.K. Competition Law) or Governmental Order, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.09(b) of the Disclosure Schedule,
(i) the Company and each Company Subsidiary are in possession of all material franchises, grants, authorizations, licenses, permits, memoranda of understanding, agreements, easements, variances, exceptions, consents, certificates, approvals and orders of or with any Governmental Authority (the "Company Permits") necessary or required for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted and the Company Permits are in full force and effect, are not subject to any unusual or onerous conditions and have been complied with in all material respects, (ii) no suspension or cancellation or revocation of any of the Company Permits is pending or, to the knowledge of the Company, threatened nor has any of the Company Permits expired and, with respect to any such Company Permit which will expire prior to the Time of Delivery, the Company is not aware of any circumstance which would reasonably be expected to cause such Company Permit not to be renewed or extended upon expiration, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) neither the Company nor any Company Subsidiary is in default under any Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.10. Environmental Matters. Except as disclosed in Section
3.10 of the Disclosure Schedule or as disclosed in any Exchange Act Report and as would not reasonably be expected to have a Material Adverse Effect:

         (a) the Company and the Company Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all necessary Environmental Permits and (iii) are in compliance with their respective Environmental Permits;

         (b) neither the Company nor any Company Subsidiary has received any written request for information, or been notified in writing that it is a potentially responsible party, under CERCLA, or any similar Law of any country, state, province, municipality, locality or any other jurisdiction;

         (c) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, and, to the knowledge of Company, no condition exists on any property currently or formerly owned or operated by the Company that is reasonably likely to lead to such investigation, litigation or proceeding;

         (d) none of the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States, United Kingdom or any other jurisdiction requiring investigation or cleanup; and

         (e) the Purchaser has been provided access to all material reports in the Company's possession or control assessing the environmental condition of the Company's and the Company Subsidiaries current and former properties.

         SECTION 3.11. Material Contracts. (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, notes, bonds, mortgages, guarantees, security agreements and commitments, including all amendments and modifications thereto, to which the Company or any Company Subsidiary is a party that are material to the Company and the Company Subsidiaries, taken as a whole, and that have not been filed with any Exchange Act Report or a registration statement under the Securities Act (together, "Material Contracts").

         (b) Except as disclosed in Section 3.11(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company or the Company Subsidiary that is a party thereto, as the case may be, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents disclosed in Section 3.04 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence.

         (c) Except as disclosed in Section 3.11(c) of the Disclosure Schedule,
(i) neither the Company nor any Company Subsidiary is in material breach of, or default under, any Material Contract, and (ii) to the knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

         SECTION 3.12. Intellectual Property; Company Systems. (a) Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list (including, to the extent applicable, registration, application or file numbers) of each material trademark, trade name, patent, service mark, brand mark, brand name, industrial design, and copyright owned by the Company or the Company Subsidiaries as well as a true and complete list of all registrations thereof and pending applications therefor, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, the "Intellectual Property"). All of the Intellectual Property is owned or used pursuant to a valid license by the Company or the Company Subsidiaries free and clear of any and all Encumbrances, and the Company or one of the Company Subsidiaries has good, marketable and exclusive title to or license for, and the valid right to use all of the Intellectual Property. Except as disclosed in Section 3.12(a) of the Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of the Significant Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any claim, lawsuit, demand, proceeding or investigation involving any such matters or the Intellectual Property or otherwise knows that any of the Intellectual Property is invalid or conflicts with the rights of any third party that would individually or in the aggregate, have a Material Adverse Effect.

         (b) Each of the Company and each Significant Subsidiary owns or has a right to use all Intellectual Property used in the operation of its business as presently conducted.

         (c) Except as disclosed in Section 3.12(c) of the Disclosure Schedule, each of the Company and each Significant Subsidiary owns free and clear of all Encumbrances or has a valid license to use all Company Systems.

         (d) Except as disclosed in Section 3.12(d) of the Disclosure Schedule, the Company Systems have been maintained in accordance with good business practice, are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

         SECTION 3.13. Year 2000 Compliance. The Company (i) has undertaken an assessment of all Company Systems that could be adversely affected by a failure to be Year 2000 Compliant, (ii) has developed a plan and timeline for rendering such Company Systems Year 2000 Compliant and (iii) expects to comply with the plan and timeline for rendering the Company Systems Year 2000 Compliant. The Company has made available for review to the Purchaser copies of all material documents related to such assessment and plan implementation efforts and all plans, time lines and cost estimates for rendering the Company Systems Year 2000 Compliant. All Company Systems presently are Year 2000 Compliant or are expected to be Year 2000 Compliant.

         SECTION 3.14. Title to Properties; Absence of Encumbrances. (a) Section 3.14(a) of the Disclosure Schedule lists the real property interests owned by the Company and the Company Subsidiaries in the United Kingdom (together with all other material real property interests of the Company and the Company Subsidiaries in other countries, being "Owned Real Property") and lists all leases relating to real property in the United Kingdom to which the Company or any Company Subsidiary is a party as a lessee (together with all other material leases and licenses relating to real property in other countries to which the Company or any Company Subsidiaries, being "Leased Real Property," and together with the Owned Real Property, the "Real Property"). All leases for Leased Real Property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would reasonably be expected to have a Material Adverse Effect.

         (b) Except as disclosed in Section 3.14(b) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable fee title to, or, in the case of leased properties and assets, has good and valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Company and each Company Subsidiary as currently conducted, free and clear of any Encumbrances, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) Section 3.14(c) of the Disclosure Schedule sets forth all material leases, subleases and other agreements (each, a "Lease" and collectively, the "Leases") granting to any Person or entity other than the Company or any Company Subsidiary any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof. Each such Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the tenant thereunder are current, no notice of default or termination under any Lease is outstanding, no termination event or condition or uncured default on the part of the Company or any Company Subsidiary or, to the knowledge of the Company, the tenant, exists under any Lease, and no event has occurred and no condition exists that, with the giving of notice or the lapse of time, or both, would constitute such a default or termination event or condition, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (d) To the knowledge of the Company, all components of all buildings, structures, fixtures, facilities and other improvements in, on or within the Real Property (the "Improvements") are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (e) The Company and each Company Subsidiary has not received notice of and, to the knowledge of the Company, there is no pending, threatened or contemplated condemnation proceeding, action or Governmental Order affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation. Since December 31, 1998, no portion of the Real Property has suffered any material damage by fire, flood or other casualty that has not heretofore been completely repaired and restored, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.15. Employee Benefit Matters; Labor Matters. (a) Each Benefit Plan has been operated in material compliance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Each of the Company and the Company Subsidiaries has performed all obligations required to be performed by it under, and is not in any respect in default under or in violation of, any Benefit Plan, except where such failure to perform obligations, default or violation would not have a Material Adverse Effect. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

         (b) Except as disclosed in Section 3.15(b) of the Disclosure Schedule, each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (or a similar provision under the applicable Law in a foreign jurisdiction) has received a favorable determination letter from the Internal Revenue Service (the "IRS") or other applicable Governmental Authority and each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS, Inland Revenue Service or other applicable Governmental Authority that it is so exempt and, to the knowledge of the Company, nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption.

         (c) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has, within the last six years, sponsored or made contributions to or had any obligations, whether absolute or contingent, direct or indirect, under any Benefit Plan subject to Title IV of ERISA, and the Company has not incurred, nor could it reasonably be expected to incur, any Liability under, arising out of or by operation of Title IV of ERISA, including, without limitation, any Liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any (A) "Multiemployer Plan" (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (B) single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA.

         (d) Except as provided in Section 3.15(d) of the Disclosure Schedule, the execution of, and consummation of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events, other than the Strategic Acquisition) (i) constitute an event under any Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or a Company Subsidiary (an

"Employee"); or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Benefit Plan. No payment or benefit which will or may be made by the Company, the Purchaser or any of their respective Affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

         (e) Except as disclosed in Section 3.15(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to provide, or has any direct or indirect liability, whether contingent or otherwise, with respect to the post-termination provision of health or death benefits to any employee or former employee, except as may be required pursuant to Section 4980B of the Code (or a similar provision under the applicable Law in a foreign jurisdiction) and the costs of which are fully paid by such former employees.

         (f) Except as disclosed in Section 3.15(f) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. Except as disclosed in Section 3.15(f) of the Disclosure Schedule, to the knowledge of the Company, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not result in a Material Adverse Effect. To the knowledge of the Company, none of the Company, any Company Subsidiary, or any of their respective representatives or employees has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor-related matters or committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the United States National Labor Relations Board or a similar Governmental Authority in a foreign jurisdiction or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.16. Insurance. All material policies or binders of fire, liability, workmen's compensation, vehicular or life insurance held by the Company or the Significant Subsidiaries or other types of policies customary for the industry in which the businesses of the Company and the Significant Subsidiaries are operated are in full force and effect. Neither the Company nor any Company Subsidiary is in default with respect to any provision contained in any such policy or binder and neither has failed to give any notice or present any claim under such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material outstanding unpaid claims under any such policy or binder. Neither the Company nor any Significant Subsidiary has received a notice of cancellation or non-renewal of any such policy or binder. The Company has not received notice of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.17. Brokers. Except for Morgan Stanley & Co. International Limited ("Morgan Stanley"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of Morgan Stanley.

         SECTION 3.18. Taxes. (a) (i) Except as disclosed in Section 3.18 of the Disclosure Schedule, the Company and each Company Subsidiary has filed or caused to be filed, or has properly filed extensions for, all material Tax Returns that are required to be filed and has paid or caused to be paid all Taxes as shown on such returns and on all material assessments received by it to the extent that such Taxes have become due, except any Tax the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with GAAP, have been set aside; (ii) such Tax Returns are true and correct in all material respects; (iii) the Company has paid or caused to be paid, or has established reserves in accordance with GAAP for all material Tax liabilities applicable to the Company for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes); and (iv) no additional Tax assessment against the Company or any Company Subsidiary has been heretofore proposed by any Governmental Authority or Tax authority for which provision deemed adequate by the Company in its reasonable judgment has not been made on its balance sheet.

         (b) Except as disclosed in Schedule 3.18, with respect to all material Tax Returns of the Company and the Company Subsidiaries, (i) no audit is in progress and no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax and (ii) there is no unassessed deficiency proposed or threatened against the Company or any of the Company Subsidiaries.

         (c) The Company knows of no change in the rates or basis of assessment of any Tax (other than federal income tax) of the Company and the Company Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

         (d) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Republic of France. The Purchaser has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

         SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03 and except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by the Purchaser does not (a) violate, conflict with or result in the breach of any provision of Purchaser Law and Decrees, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected, except in the case of clauses (b) and (c) above, as would not have a material adverse effect on the Purchaser.

         SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser does not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) for the applicable requirements, if any, of the Exchange Act, (ii) the notification requirements of the HSR Act and (iii) for such other consents, waivers, approvals, authorizations, orders, actions, filings or notifications, which if not obtained or made would not be reasonably likely to affect performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

         SECTION 4.04. Investment Purpose. The Purchaser is acquiring the New Securities for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.05. Status of New Securities; Limitations on Transfer and Other Restrictions. The Purchaser hereby acknowledges and agrees with the Company that the New Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to registration or to an exemption from the registration requirements of the Securities Act and that the certificates evidencing the New Securities will bear a legend to that effect. The Purchaser further agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the New Securities or the Conversion Shares, other than (i) pursuant to a Registration Rights Agreement between the parties substantially on the terms set forth in Exhibit B (the "Registration Rights Agreement"), (ii) pursuant to Rule 144 under the Securities Act, (iii) pursuant to any transaction that does not require registration under the Securities Act, (iv) any such arrangements with an Affiliate of the Purchaser or (v) with the prior written consent of the Company.

         SECTION 4.06. Fees and Expenses. Except for Salomon Brothers International Limited ("Salomon Brothers"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser is solely responsible for the fees and expenses of Salomon Brothers.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that it shall not, directly or indirectly, between the date of this Agreement and the Time of Delivery, except as specifically contemplated by any other provision of this Agreement or the Transaction Agreement, unless the Purchaser shall otherwise consent in writing:

         (a) take any action which would (i) be reasonably likely to result in the circumstances described in clauses (i) through (xxi) of Section 3.07(a) having a Material Adverse Effect (except that for purposes of this Section 5.01(a), the circumstances that are qualified by "materiality, "material" or "Material Adverse Effect", shall be deemed not to be so qualified) or (ii) materially affect the rights of the Purchaser under the Certificate of Designation, assuming for purposes of this clause (ii) that the Closing had occurred, it being understood that the actions permitted by, and in accordance with, Section 5.01(d) shall not be deemed to materially affect such rights of the Purchaser;

         (b) take any action to cause the Company's representations and warranties set forth in Article III (except those set forth in Section 3.07, which shall be subject to the provisions of Section 5.01(a) hereof) to be untrue in any material respect;

         (c) agree to take any of the actions described in Sections 5.01(a) and
    (b) above; or

         (d) from the date hereof and prior to the Time of Delivery (the "Blackout Period"), issue or sell any equity securities or securities exercisable or convertible into equity securities of the Company or any Company Subsidiary, other than (i) issuances of common stock upon the exercise of stock options or warrants outstanding as of the date hereof, issuances of stock options pursuant to stock option plans and employee benefit schemes existing as of the date hereof (as such plans or schemes may be amended or replaced, provided that such amended or replaced plans and schemes shall have terms similar to and consistent with the terms of existing plans and schemes) and issuances of common stock upon exercise of such stock options; (ii) issuances of equity securities or any securities convertible into or exchangeable or exercisable for equity securities as consideration for future acquisitions; provided, however, that, in the event of any such issuance described in this clause (ii), the Company shall notify the Purchaser in writing of such issuance and shall offer to the Purchaser the right to purchase (at the price equal to the value at which such equity securities shall be included in the consideration paid by the Company in such acquisition) such number of the equity securities being issued as would be necessary for the Purchaser to maintain the level of ownership of the Diluted Shares that the Purchaser shall have immediately prior to consummation of such acquisition (it being understood that the Purchaser's preemptive rights under this proviso will be exercised in a manner and based on a timetable that will not restrict or adversely affect the Company's ability to issue securities in such acquisition in a flexible and cost effective manner); (iii) issuances of common stock on conversion of the convertible notes outstanding as of the date hereof and issuances of common stock or preferred stock on conversion or redemption or in payment of dividends on shares of preferred stock outstanding as of the date hereof or of Series A Preferred Stock or issued as dividends on such preferred stock subsequent to the date hereof, and (iv) with the consent of the Purchaser, which consent shall not be unreasonably withheld, issuances of equity securities as consent payments to holders of debt securities outstanding as of the date hereof issued under any of the Indentures of the Company or the Company Subsidiaries; it being understood that notwithstanding anything to the contrary contained in this Section 5.01(d), during the Blackout Period, the Company shall have the right to issue up to an aggregate amount of $400,000,000 of equity securities of the Company with the consent of the Purchaser, which consent shall not be unreasonably withheld, it being further understood that the provisions of this Section 5.01(d) shall supercede the provisions of Section 5(g) of the Purchase Agreement.

         SECTION 5.02. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the

Company or any Company Subsidiary is a party or pursuant to any applicable Law, from the date of this Agreement to the Time of Delivery, the Company shall, and shall cause the Company Subsidiaries to: (i) provide to the Purchaser (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and Company Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as the Purchaser or its Representatives may reasonably request.

         (b) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act and prior to two years from the Time of Delivery, the Company shall, for the benefit of the holders from time to time of the New Securities, furnish at its expense, upon request, to holders of the New Securities information (the "Additional Issuer Information") satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

         (c) The Company agrees to make available to the holders of the New Securities as soon as practicable after the end of each fiscal year, and in any event within 90 days, an annual report (including a balance sheet and statements of income, shareholders' equity and cash flows of the Company and the Company Subsidiaries on a consolidated basis certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the Time of Delivery), and in any event within 45 days, consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail in accordance with past practice.

         (d) So long as after the Time of Delivery or the Accelerated Time of Delivery, as the case may be, the Purchaser or any Affiliate of the Purchaser is a holder of at least 15% of Diluted Shares (the "Qualified Holding Condition"), the Company shall make available to the Purchaser copies of all reports or other communications (financial or other) furnished to shareholders or members of the Board of Directors of the Company, and to make available to the Purchaser (x) as soon as they are generally available, copies of any reports and financial statements furnished to or filed or required to be filed with the SEC or any securities exchange on which the New Securities or any class of securities of the Company is listed; and (y) such additional information concerning the business and financial condition of the Company as the Purchaser may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and the Company Subsidiaries are consolidated in reports furnished to its shareholders generally or to the SEC).

         (e) The Company shall provide or cause to be provided to the Purchaser and its Representatives all relevant information (including, without limitation any documents or correspondence relating thereto) concerning ConsumerCo, the Strategic Acquisition, the Transaction Agreement and other transactions contemplated by the Transaction Agreement available to the Company, and shall, cause its Representatives to, notify the Purchaser of the status of and new developments with respect to the Strategic Acquisition and the Transaction

Agreement and such transactions, and respond on a timely basis to questions and inquiries that the Purchaser or its advisors may reasonably have.

         (f) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the confidentiality agreement dated July 1, 1999 (the "Confidentiality Agreement") between the Company and the Purchaser.

         SECTION 5.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by the Purchaser and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq or any stock exchange, neither the Purchaser nor the Company shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the Transaction Agreement or the transactions contemplated hereby and thereby, without the prior consent of the other party hereto, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 5.04. Company's Action. (a) To the extent required by any applicable Law or requirements of Nasdaq or any stock exchange, as soon as practicable after the date hereof, the Company shall prepare and file with the SEC one or more proxy statements in connection with the transactions contemplated by this Agreement and the Transaction Agreement (each such proxy statement, together with any amendments or supplements thereto, in each case in the form mailed to the Company stockholders, being a "Proxy Statement"). Each Proxy Statement shall not, at the date such Proxy Statement is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company will file with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company shall promptly after the date hereof take all action necessary in accordance with the Delaware General Corporation Law and the Certificate of Incorporation and By-laws to convene two stockholders meetings, the first of which (the "First Stockholders Meeting") to vote on the issuance of the New Securities to the Purchaser at any time at the option of the Purchaser prior to Completion, shall be held as promptly as practicable after the date hereof, and the second of which (the "Second Stockholders Meeting") to vote on the transactions contemplated by the Transaction Agreement shall be held subsequent to the Posting Date but in no event prior to the last to occur of any of the shareholders meetings (other than the Company's) required to be held under Transaction Agreement. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the transactions to be voted on at each of the stockholders meetings. The Company shall use its best efforts to ensure that the Proxy Statement includes the unconditional recommendation of the Board in favor of the transactions to be voted on at each of the stockholders meetings. The Company shall provide to the Purchaser and its Representatives drafts of any materials to be filed with the SEC or mailed to the Company's stockholders and, prior to submitting or filing such materials with the SEC, shall accept reasonable comments from the Purchaser and its Representatives.

         (b) The Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware prior to the Time of Delivery or the Accelerated Time of Delivery, as the case may be.

         (c) As soon as practicable after the Time of Delivery or the Accelerated Time of Delivery, as the case may be, the Company shall file a listing application with the Nasdaq National Market with respect to the Common Shares and the Conversion Shares and shall use its best efforts to have the Common Shares and the Conversion Shares so listed.

         (d) Prior to the Time of Delivery or the Accelerated Time of Delivery as the case may be, the Company shall amend the Shareholder Rights Agreement, dated as of October 1, 1993, between the Company and Continental Stock Transfer & Trust Co., as amended (the "Rights Agreement") to provide that the ownership by the Purchaser of the New Securities, the Securities, any Conversion Shares and any other securities purchased by the Purchaser in accordance with this Agreement and the Purchase Agreement will not result in the Purchaser being deemed an Acquiring Person (as such term is defined in the Rights Agreement) or result in the occurrence of a Stock Acquisition Date, Section 11(a)(ii) Event or
Section 13 Event (as such terms are defined in the Rights Agreement), or otherwise as may be necessary.

         (e) The Company shall file together with the Purchaser as soon as practicable after the date hereof notifications under the HSR Act and to respond as promptly as practicable to all inquiries or requests received from the United States Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. The Company shall take such action as may be necessary to ensure that any necessary notifications or filings that are required to satisfy the conditions set forth in Section 6.01(c) are made and that all inquiries and requests received from the relevant Governmental Authorities are responded to as promptly as practicable.

         (f) The Company shall not enter into, or otherwise agree to, an amendment of the Transaction Agreement (except for amendments that are insignificant, insubstantial or minor or amendments that do not adversely affect the Purchaser or the value of the Purchaser's investment in the Company or the Purchaser's rights assuming that the transactions contemplated by this Agreement have been consummated), without the written consent of the Purchaser, and shall comply with all of its obligations under the Transaction Agreement, unless performance of such obligations shall have been waived by the other parties to the Transaction Agreement.

         SECTION 5.05. Tax Matters. (a) Upon request by the Purchaser, the Company shall cooperate in delivering to the Purchaser or an affiliate thereof (as applicable) within 30 days after such request a valid statement described in Treasury Regulation section 1.897-2(g)(1)(ii) and to comply with the notice requirements in Treasury Regulation section 1.897-2(h).

         (b) The Company shall indemnify the Purchaser and each of its affiliates and hold them harmless against (i) any French Tax imposed thereon under Art. 209 B of the French

Tax Code (or any successor provision) as a result of any activities or investments of the Company or any of the Company Subsidiaries and (ii) any liability (including penalties, interest and expenses) arising therefrom. Any such indemnification shall be made on an after-tax basis and shall be made within 30 days from the date the Purchaser makes written demand therefor. To the extent that the Purchaser receives any French Tax benefit in respect of an item for which it received an indemnity payment under this provision, the Purchaser shall, to the extent it can do so without jeopardizing its entitlement to such benefit (including any benefit resulting from a payment by it under this sentence), pay to the Company an amount equal to the amount of any such Tax benefit so realized.

         (c) If, and to the extent that, the Purchaser transfers or assigns (including an assignment pursuant to Section 9.07 of this Agreement) its rights under this Agreement to a person (the "Assignee"), any payment to the Company with respect to the New Securities purchased by the Assignee shall either be paid (i) directly by the Assignee, or (ii) by the Purchaser on behalf of the Assignee and shall be reflected as a capital contribution or as an intercompany obligation on the books of Purchaser and the Assignee. In addition, the Purchaser or, where the Purchaser has assigned its rights under this Agreement pursuant to Section 9.07 of this Agreement, the Assignee shall provide to the Company on the Completion Date a representation that, as of such date, it has not entered into any understanding and is under no binding obligation to sell, exchange or otherwise dispose of any of the New Securities, the Securities or other shares of capital stock of the Company that it owns and the representations set forth in Sections 4.04 and 4.05.

         SECTION 5.06. No Solicitation of Transactions. (a) The Company shall not, directly or indirectly, and will instruct the Company Subsidiaries and its Representatives not to, directly or indirectly, solicit, initiate, facilitate or encourage (including by means of furnishing nonpublic information) the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Conflicting Investment; provided, however, that, if the Board shall have consulted with and obtained the advice of outside counsel in respect of its fiduciary duties under Delaware Law and such outside counsel believes that such action is advisable in order for the Board to fulfill its fiduciary duties under Delaware Law and if a written notice thereof is given (unless such outside counsel believes that such written notice is not advisable) to the Purchaser, the Company may take any action to respond to inquiries or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Conflicting Investment, or agree to or endorse any Conflicting Investment.

         (b) Before entering into any Alliance to provide telecommunications services in any country in the European Union the Company shall consult with the Purchaser with a view to mutually cooperating in such venture.

         SECTION 5.07. Use of Proceeds. The Company shall use the Purchase Price solely for the purpose of consummating the Strategic Acquisition, including, without limitation, refinancing of any assumed indebtedness.

         SECTION 5.08. Certain Costs and Expenses. The Company covenants and agrees with the Purchaser that the Company will pay or cause to be paid the following: (i) the cost of producing and, if required, filing with the SEC of this Agreement, closing documents (including any compilations thereof) and any other documents in connection with the purchase, sale and delivery of the New Securities; (ii) the cost of preparing the stock certificates for the New Securities, (iii) the cost of filing the Certificate of Designation with the Secretary of State of the State of Delaware, (iv) the cost of filing listing applications with respect to the Common Shares and the Conversion Shares, with the Nasdaq National Market and (v) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 5.08.

         SECTION 5.09. Standstill; Restrictions on Transfer. (a) The Purchaser and its successors and permitted assigns shall not without the prior written consent of the Company or the Board:

         (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities or any assets of the Company;

         (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules promulgated by the SEC under the Exchange Act); or

         (iii) form, join or in any way participate in a "group" as defined in
    Section 13(d)(3) of the Exchange Act or act in concert with other shareholders in connection with the activities described in clauses (i) and
    (ii) above.

         (b) Notwithstanding anything to the contrary contained herein, none of the restrictions contained in Section 5.09(a)(i) shall apply under any of the following circumstances:

         (i) if the Purchaser or any of its Affiliates makes an offer to acquire or purchase 100% of the capital stock of the Company, in a transaction or series of related transactions involving a contractual sale or other acquisition of 100% of the capital stock of the Company, provided that such transaction is definitive or provides for a make-whole premium or similar significant penalty payable to shareholders of the Company other than the Purchaser in the event the Purchaser does not complete such a transaction; or

         (ii) if the Company or the Board enters into a definitive agreement with a third party or accepts, approves or recommends an offer from a third party to acquire more than 15% of the Diluted Shares (the "Third-Party Offer"), or amends or waives provisions of the Rights Agreement with respect thereto or with respect to the Person making such Third Party Offer, in which case the Company shall give the Purchaser reasonable prior written notice of any of the above circumstances or events, and the Purchaser shall have the right to offer to acquire the number of shares of the Common Stock that is equal to or greater than the number of shares contemplated to be acquired pursuant to the Third-Party

    Offer, and the Company shall not amend or waive the Rights Agreement in a manner that would provide a timing advantage to the Person making the Third Party Offer.

         (c) Without the prior written approval by the Company or the Board, the Purchaser shall not (or in case of a tender offer, shall use its best efforts not to) sell the New Securities or the Conversion Shares to any Person that is not an Affiliate of the Purchaser if as a result of such sale, such person shall beneficially own 12.5% or more of the Diluted Shares.

         (d) The Purchaser shall not sell or transfer (i) any shares of Preferred Stock to any Person, other than a wholly owned direct or indirect Subsidiary of the Purchaser based in one of the countries of the European Union meeting the requirements with respect to credit rating described in Section 5.12(f), provided that such transfer to such Affiliate will not (x) in the reasonable judgment of the Purchaser, result in an adverse effect on the credit rating of the Company or NTL Communications, and (y) adversely affect the Company from a regulatory perspective, and (ii) the Common Shares and any Conversion Shares for 12 months after the Time of Delivery or the Accelerated Time of Delivery, with any sale or transfer thereafter to be made in blocks of not more than five percent of the aggregate Common Shares and Conversion Shares held by the Purchaser. Notwithstanding the above, the Purchaser shall have the right to pledge any and all shares of Preferred Stock and Common Stock as security or collateral pursuant to a bona fide financing transaction.

         (e) The Purchaser shall not, without the prior written consent of the Company, acquire more than 1% of equity interest in any of TeleWest Communications plc, British Telecommunications plc, Eurobell Holdings Plc, ESAT Telecom Group Plc, Telecom Eireann plc or Scottish Power Telecommunications Ltd. In addition, the Purchaser shall not acquire any interest in Energis plc without offering the Company the right to participate together with the Purchaser in such acquisition on the same terms and conditions and at the same time as the Purchaser.

         (f) Following the earlier to occur of (i) 30-month anniversary of the Time of Delivery or the Accelerated Time of Delivery or (ii) June 30, 2002, in the event that the Board of Directors approves a transaction with a third party that would result in a change of control, the Purchaser shall tender its shares in, or vote its shares in favor of, such transaction, unless (after reasonable prior written notice of such transaction) the Purchaser makes an offer to the Board that the Board determines (after consultation with its financial and legal advisors) to be superior to an offer made by such third party.

         (g) Restrictive provisions contained in this Section 5.09 shall not apply to the Purchaser after the earliest to occur of: (i) consummation of a transaction that would constitute a "change of control" transaction for purposes of any of the Indentures; (ii) any Person acquiring beneficial ownership of 25% or more of the Diluted Shares; (iii) majority of Directors on the Board who were not nominated for election by the existing Directors, being elected to the Board as a result of a proxy solicitation by a Person other than the Company or the Purchaser; and (iv) the date of the three-month anniversary of the date on which the Qualified Holding Condition ceases to be satisfied.

         (h) Nothing contained in this Agreement shall prohibit the Purchaser from acquiring (i) at any time prior to the earliest to occur of (A) the 30-month anniversary of the Time of Delivery, or the Accelerated Time of Delivery, as the case may be, and (B) June 30, 2002, up to 25% of the Diluted Stock and (ii) at any time after the earliest date specified in clause (i) above up to 34% of the Diluted Shares.

         SECTION 5.10. Right to Purchase Equity Securities. The Company shall not issue, sell, transfer to any Person or grant to any Person a right to acquire any shares of capital stock or options, warrants or similar instrument or any other security convertible or exchangeable for shares of capital stock of the Company (other than (i) through exercise of any options, warrants, Convertible Debentures or Senior Preferred Stock or the 9.9% Non-Voting Mandatorily Redeemable Preferred Stock, Series A and B outstanding on the date hereof and other than issuance of options to the employees or directors of the Company and the Company Subsidiaries pursuant to Benefit Plans existing on the date hereof, as such Benefit Plans may be amended or replaced, provided that such amended or replaced Benefit Plans shall have terms similar to and consistent with the terms of existing Benefit Plans, and the exercise of such options, (ii) as consent payments contemplated by and in accordance with Section 5.01(d)(iv), (iii) as contemplated by the Transaction Agreement, or (iv) as dividends on or on conversion or in redemption of shares of preferred stock contemplated by and in accordance with Section 5.01(d)(iii) (the "Equity Securities")), unless the Purchaser is notified in writing of any such issuance, sale or transfer and is offered the right to purchase at the sale price and on the terms of the sale and conditions such quantity of Equity Securities as would be necessary for the Purchaser to maintain the then current beneficial ownership level of the Diluted Shares. The Purchaser's preemptive rights pursuant to this
Section 5.10 will be exercised in a manner and based on a timetable that will not restrict or adversely affect the Company's ability to raise equity capital in a flexible and cost-effective manner.

         SECTION 5.11. Level of Ownership at the Time of Delivery. The Company agrees that it will not issue, sell or transfer any shares of its capital stock or any options, warrants, convertible securities, nor shall the Company grant any subscription rights to acquire any of the above, if as a result thereof, any Person shall own more than 12.5% of the Diluted Shares at the Time of Delivery.

         SECTION 5.12. Corporate Governance; Issuance of Senior Preferred Stock; Strategic Transactions. (a) So long as the Qualified Holding Condition is satisfied, the Purchaser or its Affiliate shall have the right in accordance with the Certificate of Designation and the Series A Certificate of Designation to elect to the Board of Directors of the Company an aggregate of (i) three Purchaser Directors (if the Board consists of 12 or fewer Directors) and (ii) four Purchaser Directors (if the Board consists of 14 Directors or more). The Company shall use its best efforts to cause the Board to be comprised of no more than 16 Directors at any time. If the Purchaser and its Affiliates are no longer the holders of any shares of Preferred Stock or Series A Preferred Stock but the Qualified Holding Condition is still satisfied, the Purchaser or such Affiliate of the Purchaser shall have the right to nominate to the Board of Directors of the Company an aggregate of (i) three Purchaser Directors (if the Board consists of 12 or fewer Directors) and (ii) four Purchaser Directors (if the Board consists of 14 Directors or more). The

Company shall use best efforts to support election of the Purchaser's (or such Affiliate's) nominee to the Board of Directors of the Company and shall include such nominees in the list of Directors proposed by the Board of Directors of the Company for election by the Company's stockholders. Further, so long as the Qualified Holding Condition is satisfied, the Company shall use its best efforts to maintain the total number of Directors at a level which would enable the holders of the Preferred Stock and the Series A Preferred Stock to elect at least 10% of the total number of Directors of the Company.

         (b) So long as the Qualified Holding Condition is satisfied, the Company shall use best efforts and shall take such action as may be necessary (including amending the By-laws) to ensure that (i) at least one of the Purchaser Directors shall be a member of each committee of the Board (other than a committee formed to evaluate a transaction between the Company and the Purchaser); (ii) the Purchaser Directors are elected as members of the boards of directors of the Company's Subsidiaries, if such boards of directors include substantially all of the other Directors; and (iii) the Company's By-laws contain provisions (A) requiring notices to be given to Directors in a reasonable and customary form and allowing Directors enough time to take any action that Directors may deem necessary with respect to such notice and (B) allowing participation of Directors in any meeting of the Board and any committee thereof by means of telephonic conference.

         (c) The Company shall not, without the prior written consent of the Purchaser (which consent shall be granted or withheld at the sole discretion of the Purchaser), issue additional shares of any of "Senior Securities" or "Parity Securities" (each as defined in the Certificate of Designation) or any additional shares of the Preferred Stock (except pursuant to the terms thereof as dividends). In the event of refinancing of any of the Senior Preferred Stock, the maximum value of the new securities issued by the Company in such refinancing as shall be reflected on the Company's consolidated balance sheet prepared in accordance with GAAP applied on the basis consistent with the Company's prior practice, shall not exceed the aggregate value of the Senior Preferred Stock reflected on the Company's consolidated balance sheet as contained in the Exchange Act Report that is most recent prior to such refinancing.

         (d) So long as the Qualified Holding Condition is satisfied, the Company shall not offer, issue, sell or transfer any securities to any Person or amend or waive the Rights Agreement to permit a transaction with any Person, if as a result of such offer, issuance, sale or transfer such Person will beneficially own 15% or more of the Diluted Shares; provided, however, that the restrictions contained in this Section 5.12(d) shall not apply to a transaction or series of related transactions involving a contractual sale or other acquisition of 100% of the capital stock of the Company, provided that such transaction is definitive or provides for a make-whole premium or similar significant penalty payable to shareholders of the Company other than the Purchaser in the event the Purchaser does not complete such a transaction, if the transactions contemplated by the agreement are approved by the Board and are either (i) submitted for approval by the holders of Common Stock or (ii) are subject to the tender offer rules under the Exchange Act. If the Company offers, issues, sells or transfers any securities to any Person that would result in such Person beneficially owning less than 15% of the Diluted Shares, the Company shall comply with provisions contained in Section 5.10 and shall not (i) grant to such Person a right to elect more than one Director, and (ii) agree to standstill or transfer restrictions more favorable than the respective provisions contained in this Agreement and shall not grant any rights that the Purchaser does not have pursuant to this Agreement.

         (e) So long as the Qualified Holding Condition is satisfied:

         (i) The Company shall not consummate without the approval of a majority of holders of the Common Stock or the unanimous approval by the Board or a committee thereof (if such committee includes a Purchaser Director) any transaction or a series of transactions involving (x) an acquisition (either in an asset or stock purchase transaction) of Core Business Assets or (y) a sale or transfer (either in an asset or stock purchase transaction) (other than a spin-off of the Company's and the Company Subsidiaries' broadcast assets and assets located outside of the United Kingdom to the Company's stockholders) of any of the Company's Core Business Assets, if the fair market value of the Core Business Assets to be so acquired, sold or transferred exceeds 10% of the Market Value (as defined below) of the Company. For purposes of this Section 5.12(e), "Market Value" shall mean (A) the market value of the Company's outstanding shares of capital stock plus
    (B) the market value of any debt securities of the Company for which quotes are available from brokerage companies of national reputation plus (C) with respect to shares of preferred stock for which no such quotes are available, the aggregate amount of liquidation preference thereof and the amount of accumulated and unpaid dividends with respect thereto plus (D) the principal amount and the amount of accrued and unpaid interest with respect to any borrowings of the Company and the Company Subsidiaries. In the case of a spin-off of the Company's or Company Subsidiaries' broadcast assets, it is understood that all rights of the Purchaser shall be maintained in the spun-off entity to the extent set forth in Section 5.10, Section 5.12 (except for Section 5.12(f)) and Section 5.13 of this Agreement. In addition, in the case of such a spin-off, the Purchaser will be subject to the restrictions in respect of the spun-off entity contained in Section 5.09(f) (other than that in Section 5.09(f), under which the obligations of the Purchaser shall commence only on June 1, 2001 and in the case of Section 5.09(h), the restrictions on acquiring shares of the spun-off entity shall be set at 34% as of June 1, 2001). In the case of a spin-off of other assets located outside of the United Kingdom, the Purchaser will be entitled to all rights of the Purchaser in Section 5.10, Section 5.12 and Section 5.13 and the Purchaser will be subject to all the restrictions contained in Section 5.09, in each case in respect of the spun-off entity. Notwithstanding the foregoing, none of the above rights or obligations will apply if the Company shall distribute the non-U.K. assets in a split-off pursuant to which the Company's shareholders can exchange their Common Stock for the split-off entities' shares (or a transaction that is agreed by the parties to be substantially similar in effect).

         (ii) The Company shall not consummate without the approval of holders of two-thirds of shares of Common Stock or the unanimous approval by the Board or a committee thereof (if such committee includes a Purchaser Director), any transaction or series of transactions in which the Company would acquire any assets or stock of a business that does not constitute Core Business Assets and that, individually or in the aggregate during the 24-month period prior thereto, shall have the fair market value equal to 10% of the Market Value of the Company prior to such acquisition. For purposes of this Section 5.12(e), a transaction will be considered to be part of the series of related transactions if it shall have been completed (in which case the fair market value of the acquired assets shall be determined at the time of completion) or announced pursuant to a definitive agreement (in which case the fair market value of the acquired assets shall be determined at the time of such announcement).

         (f) So long as the Qualified Holding Condition is satisfied, the Company shall not, without the unanimous approval by the Board or a committee thereof (if such committee includes a Purchaser Director), incur any Indebtedness (other than any refinancing of any existing Indebtedness that would not result in a material increase of the principal amount of such existing Indebtedness) after the Company receives its first credit rating from a rating agency of national reputation giving effect to the Strategic Acquisition (the "Pro Forma Rating"), if the Board has reason to believe (after reasonable inquiry of an internationally recognized rating agency or a major investment bank having expertise in credit rating advisory work) that the effect of incurring such Indebtedness would reduce the credit rating of NTL Communications Corp. below (i) the lower of (x) the equivalent of Standard & Poor's rating of BB- or (y) the Pro Forma Rating, if such Indebtedness is incurred prior to January 1, 2001 or (ii) the equivalent of Standard & Poor's rating of BB, if the Indebtedness is incurred after January 1, 2001.

         (g) So long as the Qualified Holding Condition is satisfied, the Company or any Company Subsidiary shall not (i) consummate any reclassification, combination, stock dividend or any similar transaction that may adversely affect the rights of holders of the Preferred Stock; (ii) give effect to an amendment of the Certificate of Incorporation or By-laws of the Company that may adversely affect the rights of holders of the Preferred Stock; (iii) make a voluntary filing of a petition for bankruptcy, insolvency or appointment of a receiver or a custodian or commence a Bankruptcy Proceeding; (iv) issue any security that would adversely affect the rights of holders of the Preferred Stock; or (v) enter into an agreement with respect to a Conflicting Investment.

         SECTION 5.13. Other Registration Rights. Except for the Existing Agreements and "cut-back" provisions in registration rights granted referred to in the Transaction Agreement, the Company has not granted, and has not agreed to grant, any demand or incidental registration rights to any Person other than (a) rights to be granted pursuant to the Registration Rights Agreement, and (b) rights that will not adversely affect the registration rights to be granted to the Purchaser in the Registration Rights Agreement.

         SECTION 5.14. Takeover Statutes. The Board of Directors has taken appropriate action so that the provisions of the Business Combination Statute will not, prior to the termination of this Agreement, apply to the Purchaser or any Person who as of the date hereof is an Affiliate of the Purchaser.

         SECTION 5.15. Securities. The Securities to be purchased by the Purchaser pursuant to the Purchase Agreement shall be subject to the provisions applicable to the New Securities set forth in Sections 5.09.

         SECTION 5.16. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, (ii) obtain from Governmental Authorities and any third parties, as may be necessary, any consents, licenses, permits, waivers, approvals, authorizations, orders or estoppel certificates required to be obtained or made by the Purchaser or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby that are required under any applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

         SECTION 5.17. Strategic Committee. The Company and the Purchaser shall create a joint Strategic Committee for purposes of investigating and implementing mutually beneficial commercial initiatives and for discussing strategic initiatives and industry developments. The Strategic Committee shall have meetings at least three times per year.

         SECTION 5.18. Employment by the Company of the Purchaser's Employees. The parties intend that employees of the Purchaser, selected on merit, will be employed, from time to time, by the Company on the terms that the parties may mutually agree.

         SECTION 5.19. Transaction Agreement. (a) Nothing in Article III or V of this Agreement shall prevent the Company from complying with its obligations under the Transaction Agreement, provided such obligations are performed in accordance with the terms of the Transaction Agreement, this Agreement and the Purchase Agreement.

         (b) Nothing contained in this agreement shall prevent the Company or any of the Company Subsidiaries from acquiring from or disposing to TeleWest Communications Plc shares of capital stock of Cable London PLC in accordance with the Settlement Agreement, dated August 1998.

         SECTION 5.20. CWC. The Purchaser covenants to the Company that up to and including Completion, neither the Purchaser nor any of its Affiliates shall acquire or sell any securities of Cable & Wireless Communications plc or any derivatives or other instruments based thereon.


                                   ARTICLE VI

                                   CONDITIONS

         SECTION 6.01. Conditions to Purchaser's Obligations. The obligations of the Purchaser under this Agreement are subject to the following conditions having been satisfied (or waived by the Purchaser) as at 6:00 p.m. (London time) on the business day immediately preceding the Posting Date (for the purposes of this Section 6, the "Relevant Time"):

         (a) No Order. No Governmental Authority shall have enacted, threatened, issued, promulgated, enforced or entered any Governmental Order that is then in effect, pending or threatened and has, or would have, the effect of prohibiting consummation of the transactions contemplated by this Agreement;

         (b) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

         (c) U.K. Antitrust and Other Regulatory Requirements. (i) (A) It shall have been determined that the Secretary of State for Trade and Industry (the "SOS") has not and will not refer the transactions contemplated by this Agreement or any matter arising therefrom or related thereto to the United Kingdom Competition Commission (the "CC"); or (B) if the SOS has indicated that he intends to refer the transactions contemplated hereby, or any matter arising therefrom or related thereto, to the CC unless suitable undertakings are obtained from the Purchaser, such undertakings shall be acceptable to the Purchaser and given by the Purchaser; or (C) if the SOS has made a reference to the CC either (a) the CC has concluded that neither the transactions contemplated hereby nor any matter arising therefrom or related thereto may be expected to operate against the public interest or (b) the SOS has allowed the transactions contemplated hereby to proceed on terms satisfactory to the Purchaser; or (D) the transactions contemplated hereby shall have been subject to a decision made by the European Commission pursuant to Article 6 (1) (a) or (b) or Article 8(2) of Council Regulation
    (EEC) 4064/89 concerning the control of concentrations between undertakings (as amended by Council Regulation (EC) No. 1310/97) (the "ECMR") and, if a request under Article 9(2) of the ECMR has been made by one or more EEA States, the European Commission either has not acceded to any such request or, if it has, the competent authority in the EEA State or States concerned has adopted a decision satisfactory to the Purchaser.

         (ii) subject to clause (i) above, all other clearances required from any merger control, competition or antitrust authority, which has jurisdiction over the transactions contemplated by this Agreement shall have been obtained;

         (iii) subject to clause (i) above, no relevant authority shall have intervened, or indicated that it is contemplating intervening, in a way that would or might reasonably be expected to make the transactions contemplated by this Agreement or their implementation void, unenforceable and/or illegal or directly or indirectly restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or otherwise challenge or hinder the transactions or their implementation;

         (iv) all requisite notifications shall have been given to the relevant United Kingdom Governmental Authorities, including, without limitation, the Secretary of State for Trade and Industry, the Director General of Telecommunications, the Independent Television Commission and the Radiocommunications Agency regarding change of shareholding in the Company as a result of the purchase of the New Securities in accordance with the terms of any relevant licenses, and no indications shall have been received from the Secretary of State or any other regulatory body that any such license has been, will be or is likely to be revoked or materially modified; and

         (v) all other necessary notifications and filings in respect of the transactions contemplated by this Agreement shall have been made and all other consents, approvals or other authorizations with respect to such transactions shall have been obtained whether in the United Kingdom or elsewhere.

         (d) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.07 to the extent permitted by Section 5.01(a)) shall have been true and correct when made and true and correct in all material respects as of the Relevant Time, with the same force and effect as if made as of the Relevant Time, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Relevant Time (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this
    Section 6.01(d) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Relevant Time shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof;

         (e) Transaction Agreement. The Transaction Agreement shall not have been amended without the prior written consent of the Purchaser (except for amendments that are insignificant, insubstantial or minor or amendments that do not adversely affect the Purchaser or the value of the Purchaser's investment in the Company or the Purchaser's rights, assuming that the transactions contemplated by this Agreement have been consummated) or terminated, and all of the obligations of the parties to the Transaction Agreement required to be performed on or prior to the Posting Date, shall have been performed or, with respect to the obligations of the Company performance thereof, shall have been waived by the other parties to the Transaction Agreement;

         (f) Pre-conditions Under the Transaction Agreement. The Pre-conditions (as defined in the Transaction Agreement) to the obligations of the parties to the Transaction Agreement shall have been satisfied and shall not have been waived or modified without the prior written consent of the Purchaser; and

         (g) The Stockholders of the Company shall have approved the matters submitted to them at the First Stockholders Meeting.

         SECTION 6.02. Provision of Certificate Relating to Satisfaction or Waiver of Conditions. At or before 12:01 a.m. (London time) on the Posting Date, subject to the prior delivery by the Company to the Purchaser of a certificate signed by a duly authorized officer of the Company to the effect that all Pre-Conditions set forth in the Transaction Agreement (other than the Pre-condition relating to the Purchaser's certificate referred to below) have been satisfied or waived in accordance with this Agreement and assuming that all conditions set forth in Section 6.01 above have been satisfied (or waived by the Purchaser), the Purchaser shall deliver to the Company a certificate signed by a duly authorized officer thereof, dated and effective as of the Relevant Time, to the effect that all of the conditions set forth in Section 6.01 above are either satisfied (or waived by the Purchaser).

                                   ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the Company and the Purchaser contained in this Agreement shall survive until 90 days after date on which the first annual audited consolidated financial statements of the Company and the Company Subsidiaries are filed with the SEC after the Time of Delivery, except that (i) all representations and warranties contained in Section 3.02 shall survive indefinitely; and (ii) all representations and warranties of the Company as to any Tax Claim shall survive until 30 days after assessment of the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation (taking into account any applicable waivers or extensions). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Company or the Purchaser, then the relevant representations and warranties of the other party shall survive as to such claim, until such claim has been finally resolved.

         SECTION 7.02. Indemnification. (a) The Purchaser, its Affiliates and its successors and assigns and the officers, directors, employees and agents of the Purchaser, its Affiliates and its successors and assigns shall be indemnified and held harmless by the Company for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter, a "Purchaser Loss") arising out of or resulting from:

         (i) the breach of any representation or warranty made by the Company contained in this Agreement; or

         (ii) the breach of any covenant or agreement by the Company contained in this Agreement.

         The amounts of any indemnification pursuant to this Section 7.02(a) shall be increased by an additional amount to reflect an appropriate gross-up to compensate the Purchaser for its indirect participation as a holder of capital stock of the Company in any indemnification payment made pursuant to this
Section 7.02(a).

         (b) The Company, its Affiliates and its successors and assigns and the officers, directors, employees and agents of the Company, its Affiliates and its successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter, a "Company Loss", and each of a Company Loss and a Purchaser Loss is hereinafter referred to as a "Loss" with respect to such party) arising out of or resulting from:

         (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

         (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

         (c) Whenever a claim shall arise for indemnification under this Article VII, the party entitled to indemnification (the "Indemnified Party") shall give notice to the other party (the "Indemnifying Party") of any matter that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly, but in no event later than 30 days after the Indemnified Party first learns of such claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim following receipt by the Indemnified Party of such notice in the time frame provided above; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party. No party shall be entitled to indemnification under this Section 7.02 if such party receives reasonable express written notice of a breach of any representation, warranty, covenant or agreement and such party would be entitled to terminate this Agreement pursuant to the terms hereof in respect of such breach and fails to do so.

         SECTION 7.03. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum amount of indemnifiable Purchaser Losses which may be recovered by the Purchaser from the Company arising out of or resulting from the causes enumerated in Section 7.02(b) with respect to it shall be an amount equal to the Purchase Price, and
(ii) no claim may be made against the Company for indemnification pursuant to
Section 7.02(b) with respect to any individual item of a Purchaser Loss, unless such item of Purchaser Losses exceed $1 million, and no claim may be made against the Company pursuant to Section 7.02(a) unless the aggregate of all such Purchaser Losses shall exceed $100 million, in which case the Company shall then be required to pay or be liable for the full amount of Purchaser Losses.

         SECTION 7.04. Indemnification for ConsumerCo's Liabilities. In the event the Company incurs any Liabilities, losses, damages, claims, costs and expenses, interests, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by it (including, without limitation, any Action brought or otherwise initiated by it) as a result of any Liability of ConsumerCo (other than a Liability of ConsumerCo that is subject to indemnification of the Company by C&W under Schedule 23 of the Transaction Agreement) which either (i) is not disclosed in Section 7.04 of the Disclosure Schedule or (ii) is not reflected or reserved against in the pro forma balance sheet of ConsumerCo as of March 31, 1999, in accordance with GAAP, (iii) is not disclosed in reasonable express written notice to the Purchaser and the Purchaser would be entitled to terminate this Agreement pursuant to the terms hereof at such time and fails to do so, or (iv) is not reflected or reserved against in the Net Asset Statement (as defined in the Transaction Agreement), the Company will give a written notice to the Purchaser and will indemnify the Purchaser by issuing to the Purchaser a number of shares of Common Stock with a market value (based on the weighted average price of the Common Stock for the 25 trading days prior to issuance of such shares pursuant to this Section 7.04 but in any event subsequent to the date such Loss is determined and such Liability has been publicly disclosed) equal to a percentage of such Loss, which percentage shall be the sum of (i) the percentage of Diluted Shares owned by the Purchaser as of the date which is one trading day after such Liability becomes generally known in the market and (ii) an additional percentage of Diluted Shares to reflect an appropriate gross-up of the percentage determined pursuant to clause (i) above to compensate the Purchaser for its indirect participation as a holder of capital stock of the Company in any indemnification payment made pursuant to this Section 7.04; provided, however, that any Loss must exceed (pound)400 million in the aggregate (and each individual item of Loss must exceed (pound)1 million to be included) after which, the entire amount of such Loss shall be included. Any claim under this Section 7.04 must be made no later than six months after the date of the first audited financial statements of ConsumerCo prepared subsequent to the Time of Delivery.


                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.01. Termination. This Agreement may be terminated and the other transactions contemplated by this Agreement may be abandoned at any time prior to the time at which the Company incurs an obligation to pay the consideration payable to the holders of the New Crown Shares or, if earlier, C&W, under the Transaction Agreement (or such other time as provided below), notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

         (a) by mutual written consent of the Purchaser and the Company;

         (b) by the Purchaser if prior to Completion (A) (i) the Company shall have agreed to any amendment (other than insignificant, insubstantial or minor amendments or amendments that do not adversely affect the Purchaser or the value of the Purchaser's investment in the Company or the Purchaser's rights, assuming that the transactions contemplated by this Agreement have been consummated) to the Transaction Agreement without the prior written consent of the Purchaser or (ii) the Company shall (to the extent permitted by the Transaction Agreement) have waived any Pre-Conditions, Conditions or Closing Conditions (as such terms are defined in the Transaction Agreement) or any other provision of the Transaction Agreement (other than insignificant, insubstantial or minor provisions the waiver of which does not adversely affect the Purchaser or the value of the Purchaser's investment in the Company or the Purchaser's rights, assuming that the transactions contemplated by this Agreement have been consummated) without the prior written consent of the Purchaser; or (B) the representations and warranties of the Company contained in Sections 3.01(a) (with respect to the Company) and 3.07(b) (with respect to a general assignment for the benefit of creditors by, or actual insolvency of, the Company only) hereof shall not be true and correct as of the Time of Delivery;

         (c) by the Purchaser if prior to the obtaining of the approval of the Company's stockholders referred to in Condition 3 of Part B of Schedule 4 of the Transaction Agreement is to be sought, a Material Adverse Effect shall have occurred, or if prior to such approval of stockholders the Company shall not have delivered to the Purchaser a certificate signed by a duly authorized officer thereof that a Material Adverse Effect had not occurred;

         (d) by the Purchaser if prior to the sanctioning by the U.K. High Court of the Scheme of Arrangement (as defined in the Transaction Agreement), a ConsumerCo Material Adverse Effect shall have occurred or if prior to such sanctioning CWC shall not have delivered to the Purchaser a certificate signed by a duly authorized officer thereof that a ConsumerCo Material Adverse Effect had not occurred;

         (e) by either the Purchaser or the Company if prior to Completion the Transaction Agreement shall have been terminated;

         (f) by either the Purchaser or the Company if Completion shall not have occurred on or prior to March 31, 2001;

         (g) by the Purchaser if Completion shall not have occurred on or prior to the day which is 165 days after the Posting Date; and

         (h) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

         The right of the Purchaser to terminate this Agreement pursuant to
Section 8.01(c) or 8.01(d) after the Posting Date are subject to the U.K. Panel on Takeovers and Mergers consenting to the Purchaser invoking such right.

         SECTION 8.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Purchaser or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Except as expressly provided in this Article VIII, the Purchaser does not have any other rights under this Agreement, the breach of which will give the Purchaser the right to terminate this Agreement.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Waiver. Either party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 9.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

         (a) If to the Company:

                    NTL Incorporated
                    110 East 59th Street
                    New York, NY  10022
                    Telecopy:  (212) 906-8497
                    Attention:  Richard J. Lubasch, Esq.
                                (e-mail:  lubasch@ntli.com)

             with copies (which shall not constitute notice to the Company) to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, NY  10022
                    Telecopy:  (212) 735-2000
                    Attention:  Thomas Kennedy, Esq.
                                (e-mail: tkennedy@skadden.com)

         (b) If to the Purchaser:

                    France Telecom, S.A.
                    208-212, rue Raymond Losserand
                    75505 Paris Cedex 15, France
                    Telecopy:  (331) 44-44-21-54
                    Attention:  Philippe Mc Allister
                                (e-mail:  philippe.mcallister@francetelecom.fr)

             with a copy (which shall not constitute notice to the Purchaser) to:

                    Shearman & Sterling
                    599 Lexington Avenue
                    New York, NY  10022
                    Telecopy:  (212) 848-7179
                    Attention:  Alfred J. Ross, Esq.

         SECTION 9.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 9.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Purchaser with respect to the subject matter hereof and thereof. The parties hereto agree that, except to the extent otherwise expressly provided in this Agreement, the Purchase Agreement shall continue to constitute the entire agreement between the parties with respect to the subject matter thereof and, except to the extent otherwise expressly provided in this Agreement, the provisions thereof shall remain in full force and effect in accordance with their terms notwithstanding the execution and delivery of this Agreement or any subsequent termination of this Agreement.

         SECTION 9.07. Assignment. This Agreement may not be assigned by the Purchaser without the express written consent of the Company, except that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Company; provided, however, that no such assignment shall release the Purchaser of its obligations hereunder, provided further, however, that the Purchaser will not assign this Agreement to an Affiliate of the Purchaser if, in the reasonable judgment of the Purchaser, such assignment would not result in an adverse effect on the credit rating of the Company or NTL Communications.

         SECTION 9.08. Holding Company. If, in connection with the consummation of the transactions contemplated by the Transaction Agreement, the parties thereto determine that it is desirable that a holding company be organized which would own all of the capital stock of the Company ("HoldCo"), then HoldCo shall succeed to and assume all of the Company's obligations under this Agreement and the Purchase Agreement, and the obligation to deliver to the Purchaser the New Securities hereunder shall be the obligation to deliver equivalent securities of HoldCo, provided that (i) HoldCo shall be incorporated under the Delaware General Corporation Law and be based in the United States, (ii) the Purchaser shall receive with respect to such securities of HoldCo rights in or with respect to HoldCo identical to the rights that the Purchaser would have otherwise had in or with respect to the Company, with respect to the New Securities and Securities and other rights that the Purchaser may have under this Agreement, under the Purchase Agreement or otherwise and (iii) to the extent permitted by applicable law, the certificates representing the Securities and the New Securities prior to the formation of HoldCo shall be deemed to represent the equivalent securities in HoldCo issued to the Purchaser, and the Purchaser shall not be required to surrender or exchange its certificates representing the Securities or the New Securities. The Company shall, and shall cause HoldCo to, execute and deliver to the Purchaser such documents, instruments, agreements or certificates as may be necessary to transfer the obligations of the Company under this Agreement and under the Purchase Agreement to HoldCo.

         SECTION 9.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No purchaser of any of the New Securities from the Purchaser shall be deemed a successor or assign with respect to this Agreement by reason merely of such purchase.

         SECTION 9.10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Company and the Purchaser or (b) by a waiver in accordance with Section 9.01.

         SECTION 9.11. Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that state and without regard to any applicable conflicts of law principles.

         (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York.

         SECTION 9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 9.14. Terms Generally. References in this Agreement to articles, sections, paragraphs, clauses, schedules, annexes and exhibits are to articles, sections, paragraphs, clauses, schedules, annexes and exhibits in or to this Agreement unless otherwise indicated. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Any term defined by reference to any agreement, instrument or document has the meaning assigned to it whether or not such agreement, instrument or document is in effect. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any agreement, instrument or other document defined or referred to herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time. Unless the context otherwise requires, references herein to any Person include its successors and assigns.

         SECTION 9.15. References to the Company. Any references to the Company in this Agreement and in the Purchase Agreement, as such references apply to the periods prior to April 1, 1999 or such other time when the Company became the holding company of NTL Communications, shall be references to NTL Communications. Notwithstanding anything to the contrary contained herein, all representations, warranties and covenants of the Company in this Agreement and in the Purchase Agreement are representations, warranties and covenants of the Company.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                NTL INCORPORATED


                                By:  /s/ J. Barclay Knapp
                                   ---------------------------------------------
                                   Name: J. Barclay Knapp
                                   Title:  President and Chief Executive Officer


                                FRANCE TELECOM, S.A.


                                By:  /s/ Jean-Louis Vinciguerra
                                   ---------------------------------------------
                                   Name:  Jean-Louis Vinciguerra
                                   Title:  Executive Director - Finance and
                                             Human Resources

                                  ATTACHMENT I

                                    EXHIBIT A

                            PRO FORMA CAPITALIZATION

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT
                                 PRINCIPAL TERMS

                                    EXHIBIT C

        FORM OF LEGAL OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP